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                                                                    Exhibit 4(a)

                              CONSULTING AGREEMENT


         Consulting Agreement ("Agreement") made as of the 27th day of August, 1999 by and between Peachtree FiberOptics, Inc., a Delaware corporation ("Peachtree"), and STEPHEN KRAUSE ("Krause" or "Consultant").

                                   WITNESSETH:

1. Krause is party to a Consulting and Acquisition Management Agreement dated August 16, 1999 pursuant to which Krause and another individual were to evaluate and structure various acquisition transactions and, at the request of Peachtree, manage any such acquisitions;

2. Peachtree has identified certain projects and acquisitions which it wishes to undertake with the continued assistance of Krause and to continue to use the services of Krause in connection with the management of the operations of Peachtree and the companies to be acquired; and

3. Krause is willing and desirous of continuing to perform such services on behalf of Peachtree.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

     1. MANAGEMENT SERVICES. Peachtree has entered into contracts for the acquisition of VFinance Holdings, Inc. ("VFinance") and Union Atlantic, L.C., ("Union Atlantic"). Since 1998, Peachtree has utilized and desires to continue to make use of Krause's skills in connection with the undertaking of various marketing, administrative and other executive capacities in order to advance the corporate goals and interests of VFinance, Union Atlantic and Peachtree. In particular, since 1998, Krause has worked and will continue to work with these companies in developing their marketing program for the provision of their services and financial products and will assist these companies in formulating a distribution program for their products and services. In addition, since 1998, Krause has worked and will continue to work with Vfinance, Union Atlantic and Peachtree in developing their administrative infrastructure, and will interface with various organizations outside these companies relative to their marketing program, the recruitment of key personnel and the arrangement for services by professional consultants to Peachtree, VFinance and Union Atlantic.

     2. TIME WORKED FOR PEACHTREE. While no set hours or days had been established during which Krause has rendered and will continue to render his services on behalf of VFinance and Union Atlantic, it is anticipated that he has spent and will continue to spend at least 40 hours per month assisting Peachtree, VFinance and Union Atlantic or whatever additional time will be necessary for purposes of accomplishing their corporate objectives.

     3. TERM. This Agreement shall be for a term of one year from the date hereof.

     4. COMPENSATION. In consideration for Krause's services rendered to Peachtree prior to the date of this Agreement, Peachtree shall pay to Krause as his sole compensation for such services 345,000 shares of its common stock to be issued not later than November 25, 1999. For services under this Agreement rendered by Krause after the date of this Agreement, Krause agrees to accept as his sole consideration the fees earned pursuant to Section 3.2 of the Consulting and Acquisition Management Agreement dated August 16, 1999 The fees payable pursuant to this section shall be in lieu of any other compensation to which Krause may otherwise be entitled for acting as an officer, director, consultant or any like capacity with VFinance or Union Atlantic.

     5. EXPENSES. Unless otherwise approved by Peachtree, Krause shall bear all expenses incurred by him prior to written acceptance by Peachtree.

     6. PURCHASE OF SHARES. The Shares shall be issued solely in exchange for the services and appropriate investment restrictions shall be noted against the Shares. Krause agrees to acquire the Shares for investment and will not dispose of the Shares in the absence of registration thereof or applicable exemption under the Securities Act of 1933.


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     7. REGISTRATION. Peachtree agrees to provide Krause with registration rights at Peachtree's cost and expense and include the Shares in a registration statement to be filed by Peachtree with the Securities and Exchange Commission within the proximate future.

     8. OFFICERS AND DIRECTORS. Krause, upon the request of Peachtree, may serve as officer and/or director of VFinance or Union Atlantic provided, however, that Krause shall be entitled to be covered by appropriate directors and officers liability insurance and indemnification by Peachtree in amounts and on terms acceptable to Krause in his sole discretion.

     9. RELEASE. Krause (the "Releasor") does hereby forever release and discharge Peachtree FiberOptics, Inc., VFinance Holdings, Inc. and Union Atlantic LC and each of the shareholders of Peachtree FiberOptics, Inc., VFinance Holdings, Inc. and Union Atlantic LC and each of their partners, officers, directors, members, agents or representatives (collectively, "Releasee") from all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, indemnifications, variances, trespasses, damages, judgments, extents, execution, claims, and demands whatsoever, in law, admiralty or equity, which against the Releasee the Releasor ever had, now has or hereafter can, shall, or may have for, upon or by reason of any matter, cause or thing related in whole or part to the debts, promises, agreements and/or any obligations arising from or relating to the business, operations, corporate actions or security ownership, in connection with Peachtree FiberOptics, Inc., VFinance Holdings, Inc. or Union Atlantic LC or their wholly-owned or affiliated subsidiaries or businesses, including without limitation transactions involving and allocation, ownership or issuance of Peachtree FiberOptics, Inc. securities.

     10. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Except with respect to the August 16, 1999 Consulting and Acquisition Management Agreement referenced herein above, this Agreement is the only agreement with the Company or any third party which gives Krause the right to receive Peachtree securities.

     11. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

     12. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

     13. NO ASSIGNMENT. This Agreement is not assignable by Krause except to any entity in which a majority in interest is owned by Krause, but shall be assignable by Peachtree solely upon the consent of Krause.

     14. HEADINGS. The headings in this Agreement are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

     15. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

     16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.




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     17. OTHER ACTIVITIES. Nothing contained herein shall prevent Krause from undertaking work for any other entity. The foregoing shall be subject to such other activity not interfering with the performance by Krause of the services to be rendered to Peachtree under this Agreement.

     18. DISCLAIMER. Krause acknowledges that he has made a full and independent inquiry regarding Peachtree and has been afforded access to such Peachtree materials as he requested and that, in entering into this Agreement, he has not in any manner directly or indirectly relied on any warranty or representation by Peachtree, its officers, directors, agents, legal counsel or accountants concerning Peachtree and/or its stock as to matters part, present or future.

     19. NOTICES. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery:

                  As to Mr. Steven Krause:
                           100 E. Linton Boulevard, Suite 501-A
                           Delray Beach, FL 33483

                  As to Peachtree:
                           Peachtree FiberOptics, Inc.
                           3300 PGA Blvd., Suite 810
                           Palm Beach Gardens, FL 33410
                           Attention: Managing Agent or President

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                        PEACHTREE FIBEROPTICS, INC.

                                        By: /s/ Leonard J. Sokolow
                                           ------------------------
                                           Name: Leonard J. Sokolow
                                           Title: Managing Agent





                                           ------------------------
                                           STEVEN KRAUSE